Cycle Country Sees Gross Profit Growth of 18% for the
                      First Two Months of Fiscal 2005
          Increasing demand for snowplows continue to drive growth

Milford, Iowa - January 11, 2005 - Cycle Country Accessories Corp. (AMEX: ATC), the outright leader in developing and manufacturing select custom-fitting accessories for the all-terrain vehicle (ATV) and other diversified industry products, is pleased to announce gross profits for the first two months of fiscal 2005 were $1,394000 versus $1,182,000 for fiscal 2004, an
increase of 18%.   Total revenues for October and November of
fiscal 2005 were $4,022,000 compared to $3,829,000 for the same period in fiscal 2004. Gross profit as a percentage of revenue increased 3.8% to 34.7% for the first two months of fiscal 2005 from 30.9% for fiscal 2004.

Cycle Country's increasing sales of snowplow blades and other core products are following industry trends of expanding growth in the ATV market. According to a Motorcycle Industry Council report, ATV sales are projected to grow approximately 5% this year, reaching one million in unit sales. The blades, along with the ATC's other custom fitting accessories, are a natural add-on when someone purchases an ATV.

About Cycle Country Accessories Corp.
Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's).

To view company information, updates, the latest SEC filings or past news releases, go to the company's website at http://www.cyclecountry.com and click on the Investor Relations heading. Please direct any financial questions to Todd Doom at Magellan Financial Media Group, LLC. (317) 867-2839.
This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward-looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should" and "could."

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